Exhibit 10.17

AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) dated as of February 20, 2007, is by and among Global Green Solutions Inc., a Nevada corporation (the “Corporation”), Greensteam Acquisition Company Inc., a Delaware corporation and wholly owned subsidiary of the Corporation (“Sub”), Greensteam Development Inc., a Delaware corporation (“Greensteam”), the Greensteam shareholders identified as such on the signature page hereto (the “Greensteam Shareholders”), and Raymond T. Pirraglia, as the initial Representative.

W I T N E S S E T H:

          WHEREAS, Greensteam, the Corporation and Sub have determined to engage in a business combination, whereby Sub shall be merged with and into Greensteam (the “Merger”);

          WHEREAS Sub wants to obtain any and all rights to steam generation equipment supply and service contract for a major oil company and other potential oil and gas producers in the San Joaquin Valley, California;

          WHEREAS, subject to the terms and conditions set forth in this Agreement, the Greensteam Shareholders and the board of directors of each of the Corporation, Sub and Greensteam has determined to enter into the Merger in accordance with this Agreement;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

ARTICLE I.
THE MERGER

          1.1.      Merger; Effective Time of the Merger.

          Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Sub shall be merged with and into Greensteam in accordance with the Delaware General Corporation Law (the “DGCL”), and Greensteam shall continue its existence as the surviving corporation in the Merger (the “Surviving Corporation”). At the closing of the Merger (the “Closing”), a Certificate of Merger, prepared and executed in accordance with the DGCL, with respect to the Merger (the “Certificate of Merger”) shall be filed with the Delaware Secretary of State. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the Certificate of Merger pursuant to the mutual agreement of the Corporation and Greensteam (the “Effective Time”).

          1.2.      Closing.

          The Closing shall take place (i) at the offices of Boyer & Ketchand, 9 Greenway Plaza, Suite 3100, Houston, Texas, at 9:00 a.m., local time, on February 20, 2007, or (ii) at such other time or place or on such other date as the parties hereto shall agree; provided, however, that the parties shall use their reasonable best efforts to cause the closing to occur prior to or on February 23, 2007. The date on which the Closing is required to take place is herein referred to as (the “Closing Date.”)

          1.3.      Effects of the Merger.

          The Merger shall have the effects specified in the DGCL, as amended. This Agreement shall constitute a plan of merger with respect to the Merger.

          1.4.      Surviving Corporation.

          The Certificate of Incorporation of Greensteam, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation.

          1.5.      Bylaws.

          The Bylaws of Greensteam, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof of and as provided by the DGCL.

          1.6.      Directors.

          The members of the board of directors of Sub in office immediately prior to the Effective Time shall be the board of directors of the Surviving Corporation until their successors in office shall have been duly elected and qualified.

          1.7.      Officers.

          The officers of Sub in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors in office shall have been duly appointed and qualified.

          1.8.      Merger Consideration and Conversion of Securities.

           (a)        At the Effective Time, by virtue of the Merger and without any action on the part of the Corporation, Sub, Greensteam or any holder of the following interests, the outstanding shares of common stock, $.01 par value per share, of Greensteam (“Greensteam Shares”), shall be converted into and become validly issued, fully paid and nonassessable shares of common stock, $0.00001 par value (“Common Shares”) of the Corporation, such that each Greensteam Shareholder at the Effective Time shall receive (x) such number of Common Shares as are set forth as Initial Merger Consideration on Schedule A to this Agreement (the “Initial Merger Consideration”) plus, (y) such additional number of Common Shares as are set forth in Sections 1.9 and 7.8 upon the terms and conditions and at the times set forth in Sections 1.9 and Section 7.8 (the “Contingent Merger Consideration” and, together with the Initial Merger Consideration, the “Merger Consideration”). All Greensteam Shares held by the Greensteam Shareholders, when converted or cancelled as provided herein, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor.

          (b)      At the Effective Time, by virtue of the Merger and without any action on the part of the Corporation, Sub, Greensteam or any holder of the following interests, each issued and outstanding share of common stock, $.01 par value per share, of Sub (“Sub Share”) shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

          (c)      All Common Shares issued as Merger Consideration in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to the exchanged Greensteam Shares.

          (d)      No certificates or scrip evidencing fractional Common Shares shall be issued upon the Merger, and fractional interests in Greensteam shall not entitle the owner thereof to any rights except as set forth in the next sentence. In lieu of fractional interests, each Greensteam Shareholder shall receive a number of Common Shares rounded to the nearest whole share, with half Common Shares being rounded up to the nearest whole share.

          (e)      Upon execution of this Merger Agreement, all rights and interests held or extended to Greensteam Shareholders pertaining to steam generation equipment supply and service contract for a major oil company and other potential oil and gas producers in the San Joaquin Valley, California shall pass to Sub.

          1.9.      Contingent Merger Consideration.

          (a)      The Corporation, acting through a majority-owned joint venture (the “Venture”) and using the rights acquired by Sub via this Merger, intends to enter into a steam generation equipment supply and service contract or similar contract (the “Supply Contract”) with a major oil company, followed by the Venture’s installation of a single steam generating unit to test the commercial efficacy of the production of steam, to be used in enhanced oil recovery, from biomass feedstock (the “Pilot”). Upon the execution of a Supply Contract by the Venture, the Corporation shall issue to the Greensteam Shareholders as Contingent Merger Consideration an additional 850,000 duly authorized, fully paid and non-assessable Common Shares on a pro rata basis in accordance with the percentages set forth on Schedule A.

     (b)(i)      If the Venture achieves reasonably acceptable commercial production from the Pilot, as evidenced by the Venture’s determination to install additional steam generating units, the Corporation shall issue to the Greensteam Shareholders as Contingent Merger Consideration an additional 500,000 duly authorized, fully paid and non-assessable Common Shares on a pro rata basis in accordance with the percentages set forth on Schedule A.

         (ii)          If the Venture or its Affiliates commence installation of additional steam generating units, then:

     (x)      upon the earlier to occur of (A) the one-year anniversary of the execution of the Supply Contract and (B) the commercial operation, as reasonably determined by the parties, of the fourth steam generating unit by the Venture and/or its Affiliates, collectively, the Corporation shall issue to the Greensteam Shareholders as Contingent Merger Consideration an additional 500,000 duly authorized, fully paid and non-assessable Common Shares on a pro rata basis in accordance with the percentages set forth on Schedule A;

     (y)      upon the earlier to occur of (A) the two-year anniversary of the execution of the Supply Contract and (B) the commercial operation, as reasonably determined by the parties, of the tenth steam generating unit by the Venture and/or its Affiliates, collectively, the Corporation shall issue to the Greensteam Shareholders as Contingent Merger Consideration an additional 1,000,000 duly authorized, fully paid and non-assessable Common Shares on a pro rata basis in accordance with the percentages set forth on Schedule A; and

     (z)      upon the earlier to occur of (A) the two-year anniversary of the execution of the Supply Contract and (B) the commercial operation, as reasonably determined by the parties, of the fifteenth steam generating unit by the Venture and/or its Affiliates, collectively, the Corporation shall issue to the Greensteam Shareholders as Contingent Merger Consideration an additional 1,000,000 duly authorized, fully paid and non-assessable Common Shares on a pro rata basis in accordance with the percentages set forth on Schedule A.

          (c)      In the event of a decision by Corporation to participate in any project offered to it pursuant to Section 6 of the Consulting and Right of First Refusal Agreement, the Greensteam Shareholders shall immediately be entitled to receive, as additional Contingent Merger Consideration, 1,000,000 duly authorized, fully paid and non-assessable Common Shares of the Corporation (the “Kahn Project Shares”) on a pro rata basis in accordance with the percentages set forth on Schedule A.

          (d)      Notwithstanding the foregoing, upon the effective time of a Change of Control, the Corporation shall be immediately obligated to issue all of the not previously issued Contingent Merger Consideration issuable pursuant to this Section 1.9(a) and (b) to the Greensteam Shareholders on a pro rata basis in accordance with the percentages set forth on Schedule A.

          1.10.      Termination Option.   Notwithstanding any other provision of this Agreement, during the period beginning on the date of execution of the Supply Contract and ending on the date of the commercial operation, as reasonably determined by the parties, of the fourth steam generating unit by the Venture and/or its Affiliates, collectively (the “Development

Period”), the Corporation shall have the right to terminate its obligation to issue the Contingent Merger Consideration issuable under Section 1.9(b) by delivering written notice of such election (the “Termination Election”) to the Greensteam Shareholders. The Corporation hereby grants the Greensteam Shareholders the right and option to re-acquire the Corporation’s interest in all rights to steam generation supply and service contracts with a major oil company and other potential oil and gas producers in the San Joaquin Valley, California that the Corporation acquired via the Sub as part of the Merger for $1.00. Greensteam Shareholders shall have such right during the period beginning on the date the Corporation delivers notice of the Termination Election to the Greensteam Shareholders and ending one year thereafter. In the event that some or all of the Greensteam Shareholders elect to acquire the Corporation’s interest in the Venture pursuant to this Section 1.10, such Greensteam Shareholders shall form an entity to acquire and hold such interest.

          1.11.      Tax Consequences.

          Greensteam, the Corporation, and Sub agree that for U.S. federal income tax purposes the Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a Plan of Reorganization for purposes of Section 354 and 361 of the Code.

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

          The Corporation represents and warrants to Greensteam that:

          2.1.      Organization.

          The Corporation is a corporation duly organized, validly existing and in good standing under the laws of Nevada. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Corporation has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. The Corporation is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

          2.2.      Capitalization of the Corporation.

          The authorized capital stock of the Corporation consists of 100,000,000 million Common Shares of which 31,316,344 are issued and outstanding and 8,991,918 are reserved for issuance in respect of outstanding options, warrants, convertible debt or other rights. A complete list of the Common Shares outstanding and the Common Shares the Corporation is obligated to issue upon the exercise or conversion of currently outstanding rights is attached hereto as Schedule 2.2. The Common Shares to be issued in connection with the Merger have been duly authorized and, when issued in accordance with the terms of this Merger Agreement, will be validly issued, fully paid, nonassessable and free and clear of any preemptive rights. The parties acknowledge that all such shares are restricted in nature pursuant to Article 4.4

          2.3.      Authority Relative to This Agreement.

          The Corporation and Sub have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Corporation and Sub of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by their respective directors and by the Corporation as sole shareholder of Sub, and no other proceedings on the part of the Corporation and Sub are necessary to authorize the execution, delivery and performance by the Corporation and Sub of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Corporation and Sub and constitutes, and each other agreement, instrument or document executed or to be executed by the Corporation and Sub in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by the Corporation or Sub and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of the Corporation or Sub enforceable against the Corporation or Sub in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

          2.4.      Noncontravention.

          The execution, delivery and performance by the Corporation and the Sub of this Agreement and the consummation by them of the transactions contemplated hereby do not and will not (i) conflict with or result in a violation of any provision of the article or certificate of incorporation or association, charter or bylaws of the Corporation or Sub, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which the Corporation or Sub is a party or by which the Corporation or Sub or any of their properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the assets of the Corporation or Sub or (iv) violate any Applicable Law binding upon the Corporation or Sub, except, in the case of clauses (ii), (iii) and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation or Sub.

          2.5.      Governmental Approvals.

          To the Knowledge of the Corporation, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by the Corporation or Sub in connection with the execution, delivery or performance by the Corporation and Sub of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) filing of the Certificate of Merger, (ii) filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby, and (v) such consents, approvals, orders or authorizations which, if not obtained, and such declarations, filings or registrations which, if not made, would not, individually or in the aggregate, have a Material Adverse Effect on the Corporation.

          2.6.      Financial Statements.

          Filed with the SEC Filings are copies of (i) the Corporation’s unaudited consolidated balance sheet as of August 31, 2006 (the “Corporation Latest Balance Sheet”), and the related unaudited consolidated statements of operations, stockholders’ equity and cash flows for the nine-month period then ended (the “Corporation Unaudited Financial Statements”), and (ii) the Corporation’s audited consolidated balance sheet as of November 30, 2005, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the notes thereto, together with the report thereon of Morgan & Company, Chartered Accountants (the “Corporation Audited Financial Statements”) (collectively, the “Corporation Financial Statements”). The Corporation Financial Statements (A) have been prepared from the books and records of the Corporation in conformity with United States generally accepted accounting principles applied on a basis consistent with preceding years, and (B) accurately and fairly present the Corporation’s consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended.

          2.7.      Absence of Undisclosed Liabilities.

          To the Knowledge of the Corporation, as of the date of this Agreement, the Corporation does not have any liability or obligation (whether accrued, absolute, contingent, unliquidated or otherwise), except (i) liabilities reflected on the Corporation Latest Balance Sheet, (ii) liabilities described in the notes accompanying the Corporation Audited Financial Statements, (iii) liabilities which have arisen since the date of the Corporation Latest Balance Sheet in the ordinary course of business (none of which is a material liability for breach of contract, tort or infringement), and (iv) other liabilities which, in the aggregate, are not material to the Corporation.

          2.8.      Absence of Certain Changes.

          As of the date of this Agreement, since the date of the Corporation Unaudited Financial Statements, (i) there has not been any material adverse change in, or any event or condition that might reasonably be expected to result in any Material Adverse Effect in, the assets or financial condition of the Corporation, (ii) the Corporation has not incurred any material liability, engaged in any material transaction or entered into any material agreement outside the ordinary course of business consistent with past practice, and (iii) the Corporation has not suffered any material loss, damage, destruction or other casualty to any of its assets (whether or not covered by insurance).

          2.9.     Compliance With Laws.

          The Corporation has complied in all material respects with all Applicable Laws, except for noncompliance with such Applicable Laws which, individually or in the aggregate, does not and will not have a Material Adverse Effect on the Corporation. The Corporation has not received any written notice from any Governmental Entity, which has not been dismissed or otherwise disposed of, that the Corporation has not so complied. The Corporation is not charged or, to the Knowledge of the Corporation, threatened with, or under investigation with respect to, any violation of any Applicable Law relating to any aspect of the business of the Corporation.

          2.10.      Brokerage Fees.

     Neither the Corporation nor Sub has retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

          2.11.      SEC Filings.

          To the Knowledge of the Corporation, the Corporation has filed with the Securities and Exchange Commission (the “Commission”) all forms, reports, schedules, statements, and other documents required to be filed by it since November 30, 2005 under the Applicable Law. All forms, reports, schedules, statements, and other documents (including all amendments thereto) filed by the Corporation with the Commission since such date are herein collectively referred to as the “SEC Filings.” The Corporation has directed Greensteam to the EDGAR website to obtain accurate and complete copies of all the SEC Filings that are available to the public and that are in the form filed by the Corporation with the Commission. The SEC Filings, at the time filed, complied in all material respects with all applicable requirements of Applicable Law. None of the SEC Filings, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. The Corporation shall deliver or make available to Greensteam as soon as they become available accurate and complete copies of all forms, reports, and other documents filed by it with the Commission subsequent to the date hereof and prior to the Closing Date.

          2.12.      Tax Matters.

          The Corporation has filed all federal, provincial and local Tax Returns required to be filed by it with respect to Taxes. The Corporation has timely paid any Taxes that have become due and payable, imposed on or with respect to the Corporation. There are no liens for Taxes (other than for taxes not yet due and payable) upon the Corporation or any of its properties. There has been no issue raised or adjustment proposed (and to the Knowledge of the Corporation, none is pending) by any Taxing Authority in connection with any Taxes or Tax Return, nor has the Corporation received any written notice from the Internal Revenue Service or any such other taxing authority that any such Tax Return is being audited or may be audited or examined. The Corporation has not received a written notice of a claim made by any Taxing

Authority in a jurisdiction where the Corporation does not or has not filed Tax Returns that it is or may be subject to Tax in such jurisdiction. The Corporation has not agreed to the extension of any statute of limitations on the assessment or collection of any such Tax or with respect to any Tax Return. There are no Tax rulings, requests for rulings or closing agreements with any Taxing Authority with respect to the Corporation. The Corporation has no current or potential contractual obligations, through Tax sharing agreement or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution to its owners with respect to any current or future tax liability of such owners. All withholding or similar taxes required to be withheld or collected by the Corporation (with respect to employees or any other Person, or otherwise) have been remitted to the appropriate Taxing Authority.

          2.13.      Legal Proceedings.

          There are no Proceedings pending or, to the Knowledge of the Corporation, threatened against or involving the Corporation or rights of the Corporation with respect to its properties. The Corporation is not subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of any of its properties. There are no Proceedings pending or, to the Knowledge of the Corporation, threatened against the Corporation or its properties, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect the Corporation’s ability to consummate the transactions contemplated hereby.

          2.14.      Agreements, Contracts and Commitments.

          All leases, contracts, agreements and instruments to which the Corporation is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of the Corporation are described in the SEC Filings and included as exhibits thereto. Except as set forth in the SEC Filings, the Corporation does not have as of the date any agreement, contract or commitment not made in the ordinary course of business.

          2.15.      Ownership.

          All of the ownership interests of Sub are held directly by the Corporation. Other than this Agreement and the transactions contemplated hereby, Sub is not a party to any contract or agreement and has no assets or liabilities, other than those required to form and organize Sub in the ordinary course.

          2.16      Due Diligence and No Reliance

          Notwithstanding any other provision of this Agreement, the Corporation, to its satisfaction, has performed due diligence and made independent evaluations and analyses of any all available data and information with respect to the Venture, the Pilot and any contemplated projects of the Venture, including the commerciality or economics of the Pilot and the contemplated projects and the technical aspects with respect to the equipment or feedstock to be used therein, and that it has not relied upon any representations or warranties made by the

Greensteam Shareholders or any of Greensteam’s directors, officers, employees or agents in determining whether to enter into this Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF GREENSTEAM
AND THE GREENSTEAM SHAREHOLDERS

          Greensteam and the Greensteam Shareholders represent and warrant to the Corporation and Sub that:

          3.1.      Organization and Existence.

          Greensteam is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Greensteam Energy LLC, a Delaware limited liability company (the “LLC”) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Greensteam and the LLC has full power and authority to own, lease or otherwise hold and operate its properties and assets and to carry on its business as presently conducted. Each of Greensteam and the LLC is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing, individually or in the aggregate, would not have a Material Adverse Effect.

          3.2.      Authority Relative to This Agreement.

          Greensteam owns all of the outstanding membership units of the LLC. Greensteam and the Greensteam Shareholders have all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Greensteam and the Greensteam Shareholders of this Agreement, and the consummation by them of the transactions contemplated hereby, have been duly authorized by all necessary action. The directors of Greensteam have approved the Merger and this Agreement, and declared the Merger and this Agreement to be in the best interests of the Greensteam Shareholders. Greensteam has obtained approval of the Merger and this Agreement by the holders of 100% of the outstanding shares of Greensteam, entitled to vote upon such matters, and by all required corporate action. This Agreement has been duly executed and delivered by Greensteam and the Greensteam Shareholders and constitutes, and each other agreement, instrument or document executed or to be executed by Greensteam and the Greensteam Shareholders in connection with the transactions contemplated hereby has been, or when executed will be, duly executed and delivered by Greensteam and the Greensteam Shareholders and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Greensteam and the Greensteam Shareholders enforceable against Greensteam and the Greensteam Shareholders in accordance with their respective terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

          3.3.      Noncontravention.

          The execution, delivery and performance by Greensteam and the Greensteam Shareholders of this Agreement and the consummation by each of the transactions contemplated hereby, do not and will not (i) conflict with or result in a violation of any provision of its articles of incorporation or bylaws or other governing instruments of Greensteam, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement or other instrument or obligation to which Greensteam is a party or by which Greensteam or any of Greensteam’s or the LLC’s assets may be bound, (iii) result in the creation or imposition of any Encumbrance upon Greensteam’s or the LLC’s assets or (iv) violate any Applicable Law binding upon Greensteam or the LLC.

          3.4.      Governmental Approvals.

          To the Knowledge of Greensteam and the Greensteam Shareholders, no consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by Greensteam or the Greensteam Shareholders in connection with the execution, delivery or performance by Greensteam or the Greensteam Shareholders, as applicable, of this Agreement or the consummation by it of the transactions contemplated hereby, other than (i) compliance with any applicable state securities laws, and (ii) filing of the Certificate of Merger or filings with Governmental Entities to occur in the ordinary course following the consummation of the transactions contemplated hereby.

          3.5.      Capitalization.

          The authorized capital stock of Greensteam consists of 1,000 Greensteam Shares, all of which are issued and outstanding. All outstanding shares of capital stock have been duly authorized and validly issued and are fully paid and nonassessable. None of the Greensteam shares has been issued in violation of the preemptive rights of any Person. There are not now outstanding any other shares, phantom shares or other securities, or any options, warrants or any rights related to the Greensteam Shares or to any other shares, phantom shares or other securities of the Corporation. There are no agreements of any kind relating to the issuance of any shares of the Corporation, or any convertible or exchangeable securities or any options, warrants or other rights relating to the stock of the Corporation. Except for this Agreement, there are no voting agreements, voting trusts, buy-sell agreements, options or right of first purchase agreements or other agreements of any kind relating to the Greensteam Shares. Greensteam owns all of the outstanding membership interests in the LLC.

          3.6.      Absence of Undisclosed Liabilities.

          To the Knowledge of Greensteam and the Greensteam Shareholders, as of the date of this Agreement, neither Greensteam nor the LLC has any liability or obligation outstanding.

          3.7.      Tax Matters.

          Greensteam is and at all times has been an entity taxable as a corporation for U.S. tax purposes. The LLC is and at all times has been an entity taxable as a partnership for U.S. tax purposes. Greensteam and the LLC have filed all federal, state and local Tax Returns required to be filed by it or them, with respect to Taxes. Greensteam, the LLC and the Greensteam Shareholders have timely paid any Taxes that have become due and payable, imposed on or with respect to Greensteam or the LLC. There are no liens for Taxes (other than for taxes not yet due and payable) upon Greensteam, the LLC, the Greensteam Shareholders or any of Greensteam’s or the LLC’s assets. There has been no issue raised or adjustment proposed (and to the Knowledge of Greensteam and the Greensteam Shareholders, none is pending) by any Taxing Authority in connection with any Taxes or Tax Return, nor has Greensteam or the LLC received any written notice from the IRS or any such other taxing authority that any such Tax Return is being audited or may be audited or examined. Neither Greensteam nor the LLC has received a written notice of a claim made by any Taxing Authority in a jurisdiction where Greensteam or the LLC do not or have not filed Tax Returns that it is or may be subject to Tax in such jurisdiction. Neither Greensteam nor the LLC have agreed to the extension of any statute of limitations on the assessment or collection of any such Tax or with respect to any Tax Return. There are no Tax rulings, requests for rulings or closing agreements with any Taxing Authority with respect to Greensteam or the LLC. Neither Greensteam nor the LLC have current or potential contractual obligations, through Tax sharing agreement or otherwise, to indemnify any other Person with respect to Taxes or to make any distribution to its owners with respect to any current or future tax liability of such owners.

          3.8.      Compliance with Laws.

          Greensteam, the LLC and the Greensteam Shareholders have complied in all material respects with all Applicable Laws relating to the ownership or operation of Greensteam’s and the LLC’s assets, except for noncompliance with such Applicable Laws which, individually or in the aggregate, do not and will not have a Material Adverse Effect on Greensteam. None of Greensteam, the Greensteam Shareholders, or the LLC has received any written notice from any Governmental Entity, which has not been dismissed, complied with or otherwise disposed. None of Greensteam, or the Greensteam Shareholders, or the LLC have been charged or to the Knowledge of Greensteam or the Greensteam Shareholders, threatened with, or is under investigation with respect to, any violation of any Applicable Law relating to any aspect of the ownership or operation of Greensteam’s or the LLC’s assets.

          3.9.      Legal Proceedings.

          There are no Proceedings pending or, to the Knowledge of Greensteam or the Greensteam Shareholders, threatened against or involving Greensteam or the LLC or rights of Greensteam or the LLC with respect to Greensteam’s or the LLC’s assets. Neither Greensteam nor the LLC is subject to any judgment, order, writ, injunction, or decree of any Governmental Entity which has had or is reasonably likely to materially affect title to or the value of any of Greensteam’s or the LLC’s assets. There are no Proceedings pending or, to the Knowledge of Greensteam or the Greensteam Shareholders, threatened against Greensteam or the LLC or Greensteam’s or the LLC’s assets, seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby or which could reasonably be expected to affect Greensteam’s ability to consummate the transactions contemplated hereby.

          3.10.      Brokerage Fees.

          None of Greensteam, the Greensteam Shareholders, or the LLC have retained any financial advisor, broker, agent or finder or paid or agreed to pay any financial advisor, broker, agent or finder on account of this Agreement or any transaction contemplated hereby.

          3.11.      Disclosure.

          (a)      No representation or warranty of Greensteam or the Greensteam Shareholders in this Agreement and no statement in the Schedules hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

          (b)      There is no fact known to Greensteam or the Greensteam Shareholders that has specific application to Greensteam or Greensteam’s or the LLC’s assets (other than general economic or industry conditions) as far as Greensteam or the Greensteam Shareholders can reasonably foresee, that materially threatens, the assets, business, prospects, financial conditions, or results of operations of Greensteam or Greensteam’s or the LLC’s assets that has not been set forth in this Agreement or the Schedules hereto.

          3.12.      Agreements, Contracts and Commitments.

          Schedule 3.12 lists all leases, contracts, agreements and instruments to which Greensteam or the LLC is a party as of the date hereof and which are in any single case of material importance to the conduct of the business of Greensteam (true and correct copies of each such document requested by the Corporation have been previously delivered to the Corporation and a written description of each oral arrangement so listed) (collectively, the “Greensteam Contracts”). Except as set forth in Schedule 3.12, neither Greensteam nor the LLC has (i) any collective bargaining agreements or any agreements that contain any severance pay liabilities or obligations, (ii) any bonus, deferred compensation, pension, profit-sharing or retirement plans, programs or other similar employee benefit arrangements, (iii) any employment agreement, contract or commitment with an employee, or agreements to pay severance, (iv) any agreement of guarantee or indemnification running from Greensteam to any Person or entity, (v) any agreement, indenture or other instrument for borrowed money, (vi) any agreement, contract or commitment containing any covenant limiting the freedom of Greensteam or the LLC to engage in any line of business or compete with any Person, (vii) any agreement, contract or commitment relating to capital expenditures and involving future payments, (viii) any agreement, contract or commitment relating to the acquisition of assets or capital stock of any business enterprise, or (ix) any agreement, contract or commitment not made in the ordinary course of business. Neither Greensteam nor the LLC has breached, nor to Greensteam’s and the Greensteam Shareholders’ Knowledge is there any claim or any legal basis for a claim that Greensteam or the LLC has breached, any of the terms or conditions of any agreement, contract or commitment set forth in the Schedules or of any other agreement, contract or commitment, which breach would have a Material Adverse Effect on Greensteam or Greensteam’s or the LLC’s assets.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE GREENSTEAM
SHAREHOLDERS

          Each Greensteam Shareholder, severally and not jointly, represents and warrants to the Corporation and Sub that:

          4.1.      Title to Shares.

          Such Greensteam Shareholder is the sole record and beneficial owner of the number of Greensteam Shares set forth opposite its name on Schedule A to this Agreement, has good and marketable title to such Greensteam Shares, and has the full right, power and authority to sell, assign, convey, transfer and deliver such Greensteam Shares to free and clear of all Encumbrances. Such Greensteam Shareholder is not a party to nor is such Greensteam Shareholder or such Greensteam Shares bound by, any agreement, instrument, judgment or decree, whether written or oral, express or implied, other than this Agreement, relating to the voting, sale, assignment, conveyance, transfer, delivery, right of first refusal, option or limitation on transfer of any of such Greensteam Shares.

          4.2.      Authority; Binding Obligation.

          Such Greensteam Shareholder has full power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by, and constitutes a legal, valid and binding obligation of, such Greensteam Shareholder, enforceable against such Greensteam Shareholder in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

          4.3.      No Violation; Consents.

          The execution, delivery and performance by such Greensteam Shareholder of this Agreement and the consummation of the transactions contemplated hereby, will not violate any provision of law or conflict with, or result in any breach of, or constitute a default under, or result in the creation of a claim on any of the properties or assets of such Greensteam Shareholder pursuant to any agreement, instrument, judgment or decree to which such Greensteam Shareholder is a party or by which such Greensteam Shareholder is or may be bound or affected. No approval, authorization, consent, order or other action of, or filing with, any Person, firm or corporation, or any Governmental Authority is required in connection with the execution and delivery by such Greensteam shareholder of this Agreement or the consummation by such Greensteam Shareholder of the transactions contemplated hereby.

          4.4.      Restricted Securities.

          Such Greensteam Shareholder acknowledges and understands that none of the Common Shares issuable as Merger Consideration have been registered under the Securities Act, and that such securities are being issued pursuant to an available exemption from registration under the Securities Act. As a result, the Common Shares may be transferred only: (A) to the Corporation, (B) in accordance with the exemption from registration under the Securities Act provided by Rule 144 thereunder, if available, and in compliance with any applicable state securities laws, or (C) in a transaction that does not require registration under the Securities Act or any applicable United States state laws and regulations governing the offer and sale of securities and the holder thereof has furnished to the Corporation an opinion of counsel of recognized standing reasonably satisfactory to the Corporation.

ARTICLE V.
CONDUCT OF GREENSTEAM PENDING MERGER;
CERTAIN ACTIONS RELATING TO CLOSING

          5.1.      Conduct and Preservation of Business of Greensteam.

          Greensteam hereby covenants and agrees with the Corporation that, except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Greensteam (i) shall conduct its operations according to the ordinary course of business consistent with past practice and in material compliance with all Applicable Laws, (ii) shall use its reasonable best efforts to preserve, maintain and protect its assets and business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

ARTICLE VI.
CONDUCT OF THE CORPORATION PENDING MERGER;
CERTAIN ACTIONS RELATING TO CLOSING

          6.1.      Conduct and Preservation of Business of the Corporation

          The Corporation hereby covenants and agrees with Greensteam that, except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, the Corporation (i) shall conduct its operations according to the ordinary course of business consistent with past practice and in material compliance with all Applicable Laws, (ii) shall use its reasonable best efforts to preserve, maintain and protect its properties and business organizations, keep available the services of its current officers and employees, and endeavor to preserve its relationship with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect at the Effective Time.

ARTICLE VII.
ADDITIONAL AGREEMENTS

          7.1.      Access to Information; Confidentiality.

          (a) From the date hereof through the Effective Time, Greensteam and the Greensteam Shareholders shall afford the Corporation and their representatives reasonable access to the offices and personnel of Greensteam, and to Greensteam’s or the LLC’s assets and the books and records relating to Greensteam, or the LLC, and Greensteam’s or the LLC’s assets during normal business hours, in order that the Corporation may have a full opportunity to make such investigations as it desires with respect to Greensteam, or the LLC, and Greensteam’s or the LLC’s assets; provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of Greensteam or impede the efforts of Greensteam to comply with their other obligations under this Agreement.

          (b) From the date hereof through the Effective Time, the Corporation shall afford Greensteam and its representatives reasonable access to the offices and personnel of the Corporation, and to its properties and the books and records relating to the Corporation and its properties during normal business hours, in order that Greensteam may have a full opportunity to make such investigations as it desires with respect to the Corporation and its properties; provided, however, that such investigation shall be upon reasonable notice and shall not unreasonably disrupt the personnel and operations of the Corporation or impede the efforts of the Corporation to comply with its other obligations under this Agreement.

          (c) Each party will keep confidential and shall not use or disclose any information (other than information which is readily ascertainable from trade sources or public information) obtained from the other, except for purposes of evaluating the transaction contemplated by this Agreement. If the purchase contemplated herein is not consummated, each party will return all documents containing such information without retaining copies thereof.

          7.2.      Notification of Certain Matters.

          Each party shall give prompt notice to the other party of (i) the discovery of any fact or circumstance which would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. The delivery of any notice pursuant to this Section 7.2 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Article 8 or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          7.3.      Reasonable Best Efforts.

          Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (i) cooperation in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (ii) using its reasonable best efforts to obtain any such consents, approvals, orders, authorizations and waivers and to effect any such declarations, filings and registrations, (iii) using its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (iv) using its reasonable best efforts to defend, and to cooperate in defending, all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

          7.4.      Public Announcements.

          Except as may be required by Applicable Law, no party shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Any such press release or public statement required by Applicable Law or any such listing agreement shall only be made after reasonable notice to the other party.

          7.5.      Fees and Expenses.

          Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby (“Closing Costs”) shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred. Notwithstanding the foregoing, provided that Greensteam’s Board of Directors and all of the Greensteam Shareholders approve of the Merger, the Corporation shall pay all costs of recording and filing the Certificate of Merger and up to Fifty Thousand and 00/100 Dollars ($50,000.00) of the reasonable legal and accounting expenses incurred by Greensteam and the Greensteam Shareholders.

          7.6.      Cooperation on Tax Matters. The Corporation, Sub, Greensteam, and the Greensteam Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention, and (upon the other party’s request) the provision, of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Corporation and Greensteam further agree, upon request, to use, or cause to be used, commercially reasonable efforts to obtain any certificate or other document from any Taxing authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

          7.7.      Piggyback Registration Rights. The Corporation agrees that if at any time during a period of two years from the date of this Agreement, it should file a registration statement with the Commission pursuant to the Securities Act, the Corporation, at its own expense, will include the Common Shares issuable to the Greensteam Shareholders pursuant to this Agreement in said registration statement. This paragraph is not applicable to a registration statement filed with the Commission on Form S-4 or S-8. The Corporation will pay all registration and other expenses in connection with such registration.

          7.8.      Stock Dividends, Subdivision, Combination or Reclassification of Common Shares. If at any time after the Closing Date and prior to the date the Corporation’s obligation to ceases, the Corporation shall (A) declare a stock dividend on the Common Shares payable in shares of its capital stock (including Common Shares), (B) increase the number of Common Shares outstanding by a subdivision or split-up of Common Shares, (C) decrease the number of Common Shares outstanding by a combination of Common Shares or (D) issue any shares of its capital stock in a reclassification of the Common Shares, then, on the record date for such dividend or the effective date of such subdivision or split-up, combination or reclassification, as the case may be, the number of Common Shares issuable as Contingent Merger Consideration, including Kahn Project Shares, will be adjusted so that each Greensteam Shareholder will be entitled to receive the number and kind of Common Shares that such Greensteam Shareholder would have owned if all of the Contingent Merger Consideration had been outstanding immediately prior thereto.

          7.9.      Reorganization, etc. If at any time after the Closing Date and prior to the end of the Development Period any consolidation of the Corporation with or merger of the Corporation with or into any other Person (other than a merger or consolidation in which the Corporation, is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination) in, outstanding Common Shares) or any sale, lease or other transfer of all or substantially all of the assets of the Corporation to any other Person (each, a “Reorganization Event”), shall be effected in such a way that the holders of Common Shares shall be entitled to receive cash, stock, other securities or assets (whether such cash, stock, other securities or assets are issued or distributed by the Corporation or another Person) with respect to or in exchange for Common Shares, then, in lieu of the Common Shares issuable as Contingent Merger Consideration, including the Kahn Project Shares, each Greensteam Shareholder shall have the right to receive the kind and amount of cash, stock, other securities or assets receivable upon such Reorganization Event by a holder of the number of Common Shares that such Greensteam Shareholder would have been entitled to receive upon issuance of the Contingent Merger Consideration, as appropriate.

          7.10.      Post-Closing Assurances and Access to Records.

          After the Closing, Greensteam, Sub and the Corporation shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations under this Agreement and under any exhibit, document, certificate or other instrument delivered pursuant hereunto. After the Closing, the Greensteam Shareholders and their authorized representatives shall have reasonable access (including copying privileges) during the Corporation’s normal business hours to all Records of Greensteam pertaining to Greensteam, the LLC or Greensteam’s or the LLC’s assets for the periods prior to the Closing, wheresoever such

Records may be located for the purpose of prosecuting or defending claims, lawsuits or other proceedings, for audit purposes, for tax purposes, or to comply with legal process, rules, regulations or orders of any board, agency, tribunal or government.

ARTICLE VIII.
CONDITIONS

          8.1.      Conditions to Obligations of the Parties.

          The obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a)      Legal Proceedings. No preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Entity, and no statute, rule, regulation, or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated hereby.

          (b)      Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Entities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the transactions contemplated hereby shall have been obtained or made, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not have a Material Adverse Effect on the Corporation, Sub or Greensteam.

          8.2.      Conditions to Obligation of Greensteam and the Greensteam Shareholders.

          The obligation of Greensteam and the Greensteam Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Representations and Warranties. All the representations and warranties of the Corporation and Sub contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          (b) Covenants and Agreements. The Corporation and Sub shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Corporation.

          (d) Certificates. Greensteam shall have received a certificate from the Corporation, in form and substance mutually acceptable to Greensteam and the Corporation,

dated the Closing Date, representing and certifying that the conditions set forth in Sections 8.2(a), (b) and (c) have been fulfilled and a certificate as to the incumbency of the officers executing this Agreement on behalf of the Corporation.

          (e)      Due Diligence. The due diligence investigation of Greensteam with respect to Corporation shall have been completed to the satisfaction of the Greensteam and the Greensteam Shareholders.

          (f)      Consulting and Right of First Refusal Agreement. The Consulting and Right of First Refusal Agreement shall have been executed and delivered by the Corporation.

          (g)      Merger Consideration. Each Greensteam Shareholder shall have received the Initial Merger Consideration owed to it hereunder against delivery of its Greensteam Shares along with appropriate stock powers executed in blank.

          8.3.     Conditions to Obligation of the Corporation and Sub.

          The obligation of the Corporation and Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a)      Representations and Warranties. All the representations and warranties of Greensteam and the Greensteam Shareholders contained in this Agreement and in any agreement, instrument or document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.

          (b)      Covenants and Agreements. Greensteam and the Greensteam Shareholders shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)      No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Greensteam, Greensteam’s assets or the LLC’s assets.

          (d)     Certificates. The Corporation shall have received a certificate from Greensteam and the Greensteam Shareholders, in form and substance mutually acceptable to the Corporation and Greensteam, dated the Closing Date, representing and certifying that the conditions set forth in Sections 8.3(a), (b) and (c) have been fulfilled, and a certificate as to the incumbency of the officers executing this Agreement on behalf of Greensteam.

          (e)      Consulting and Right of First Refusal Agreement. The Consulting and Right of First Refusal Agreement shall have been executed and delivered by David Kahn.

          (f)      Due Diligence. The due diligence investigation of Corporation with respect to Greensteam, the LLC, Greensteam’s assets and the LLC’s assets shall have been completed to the satisfaction of the Corporation.

ARTICLE IX.
TERMINATION, AMENDMENT AND WAIVER

          9.1.      Termination.

          This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time in the following manner:

(a)	By mutual written consent of the parties hereto;

(b)	By Greensteam, the Corporation or Sub, if:

(i)

The Merger shall not have been consummated on or before February 23, 2007, unless such failure to close shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii)

There shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable.

           (c)      By Greensteam, if (i) any of the representations and warranties of the Corporation or Sub contained in this Agreement shall not be true and correct such that the condition set forth in Section 8.2(a) would not be satisfied, or (ii) the Corporation or Sub shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure cannot reasonably be or has not been cured within 30 days of the receipt by Corporation of notice thereof from the Representative.

          (d)      By the Corporation and Sub, if (i) any of the representations and warranties of any of Greensteam or the Greensteam Shareholders contained in this Agreement shall not be true and correct such that the condition set forth in Section 8.3(a) would not be satisfied or (ii) Greensteam or the Greensteam Shareholders shall have failed to fulfill in any material respect any of their material obligations under this Agreement, which failure is material to the obligations of such party under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure cannot reasonably be or has not been cured within 30 days of the receipt by the Representative of notice thereof from the Corporation.

          9.2.      Effect of Termination.

          In the event of the termination of this Agreement pursuant to Section 9.1 by any party, written notice thereof shall forthwith be given to the other parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of any party hereto, or any of their respective directors, officers, employees, shareholders or representatives, except that the agreements contained in this Section 9.2 and in Sections 1.10, 7.1, 7.4, 7.5, 7.6 and 7.7, shall survive the termination hereof. Nothing contained in this Section 9.2 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement. No termination of this Agreement shall affect the confidentiality obligations of the parties under Section 7.1(c) .

          9.3.      Amendment.

          Any provision of this Agreement (including the Exhibits hereto) may be amended, to the extent permitted by law, prior to the Effective Time if, and only if, such amendment is in writing and signed, in the case of an amendment, by the parties hereto.

          9.4.      Waiver.

          Each of the parties to this Agreement may (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

ARTICLE X.
INDEMNIFICATION; SURVIVAL

          10.1.      Indemnification By the Greensteam Shareholders

          Subject to the limits set forth in this Article 10, the Greensteam Shareholders shall jointly and severally (subject to the limitation contained in Section 10.3 (c)) indemnify, defend and hold the Corporation and its Affiliates and each of their respective shareholders, partners, affiliates, officers, directors, employees, agents, successors and assigns (the Corporation and such Persons are hereinafter referred to individually as a “Corporation Indemnified Person” and collectively as “Corporation Indemnified Persons”), harmless from and against any and all losses, liabilities, damages, claims, expenses or deficiencies (including but not limited to taxes, interest, penalties, fines, judgments, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity and reasonable attorneys’ fees and expenses; provided that such fees, expenses and costs will not include the compensation of any officer, director or employee of the Corporation or its Affiliates or any overhead allocable to them that is incurred in investigating, defending, settling or resolving any claim for indemnification) (collectively, “Losses”) that Corporation Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (i) any inaccuracy of any representation of Greensteam or the Greensteam Shareholders in this Agreement; (ii) the breach of any warranty of Greensteam or the Greensteam Shareholders in this Agreement; or (iii) the non-fulfillment of any covenant, agreement or other obligation of Greensteam, or the Greensteam Shareholders under this Agreement or any other agreement contemplated hereunder.

          10.2.      Indemnification By Corporation

          Subject to the limits set forth in this Article 10, the Corporation shall indemnify, defend and hold the Greensteam Shareholders and their Affiliates, successors and permitted assigns (the Greensteam Shareholders and such Persons are hereinafter referred to individually as a “Greensteam Indemnified Person” and collectively as “Greensteam Indemnified Persons”), harmless from and against any and all Losses (provided that such fees, expenses and costs will not include the compensation of any officer, director or employee of Greensteam or its Affiliates or any overhead allocable to them that is incurred in investigating, defending, settling or resolving any claim for indemnification) that Greensteam Indemnified Persons may suffer, sustain, incur or become subject to arising out of or due to: (i) any inaccuracy of any representation of Corporation or Sub in this Agreement, (ii) the breach of any warranty of Corporation or Sub in this Agreement and (iii) the non-fulfillment of any covenant, undertaking, agreement or other obligation of Corporation or Sub under this Agreement or any other agreement contemplated hereunder.

          10.3.      Survival Of Representation, Warranties and Covenants; Survival of Indemnification; Limitations

          (a)      Survival of Representations, Warranties and Covenants. All covenants and agreements to be performed prior to the Closing, and all representations and warranties of the Corporation, Sub, Greensteam and the Greensteam Shareholders contained in this Agreement or in any document delivered pursuant hereto shall survive the Effective Time and shall remain in full force and effect until the first anniversary of the Effective Time (the “Indemnity Termination Date”). All covenants and agreements to be performed after the Closing shall continue in accordance with their terms.

          (b)      Survival of Indemnification. The right of Corporation Indemnified Persons and Greensteam Indemnified Persons to indemnity in accordance with the provisions of Sections 10.1 and 10.2, respectively, shall survive the Effective Time and remain in full force and effect until the Indemnity Termination Date, and shall remain in effect with respect to any Claim for which a Claim Notice shall have been given on or prior to the Indemnity Termination Date until final resolution of such Claim.

(c)	Limitations on Amount.

(i)

The sole recourse that the Corporation Indemnified Persons shall have against any Greensteam Indemnifying Person shall be to the Common Shares not yet issued as Contingent Merger Consideration pursuant to Section 1.9(b) to such Greensteam Indemnifying Person as the same may be reduced from time to time in accordance with this Agreement. In no case shall a Greensteam Indemnifying Person have any personal obligation for indemnification hereunder outside of the surrender to the Corporation of Common Shares not yet issued to such Greensteam Indemnifying Person as Contingent Merger Consideration pursuant to Section 1.9(b) in satisfaction of such a claim.

(ii)

The Indemnifying Parties shall have no obligation to indemnify the Indemnified Parties for any Losses described in Section 10.1(i) or (ii) or Section 10.2 (i) or (ii) unless and until the Indemnifying Parties’ aggregate indemnification obligations thereunder with respect to such Losses shall exceed Fifty Thousand and 00/100 Dollars ($50,000.00) (the “Deductible Amount”), whereupon the Indemnified Parties shall be entitled to receive indemnification for the amount of Losses in excess of the Deductible Amount.

(iii)

No indemnification payment made by Indemnifying Persons shall be payable to Indemnified Persons to the extent the aggregated claims hereunder for Losses of such Indemnified Persons exceeds Three Million and 00/100 Dollars ($,3000,000.00) provided, however, that this limitation shall not apply to the Corporation’s obligation to issue the Common Shares constituting any part of the Merger Consideration.

          (d)      Interpretation. The term “Losses” as used in this Article 10 is not limited to matters asserted by third parties against an Indemnified Person, but includes Losses incurred or sustained by the Indemnified Person in the absence of Third Party Claims. The term “Losses” as used in this Article 10 shall not include any indirect, consequential, or punitive damages or awards (unless payable as a result of a Third Party Claim or as otherwise provided for in this Agreement).

          (e)      Loss Payments. Each of the Greensteam Shareholders and the Representative hereby agrees that if, following the Closing, any payment is made pursuant to this Article 10 by such Greensteam Shareholder in respect of any Losses (a “Loss Payment”) such Greensteam Shareholder shall have no rights against any current or former director, officer, manager or employee of Greensteam or the LLC (in their capacity as such), whether by reason of contribution, indemnification, subrogation or otherwise, in respect of any such Loss Payment, and shall not take any action against any of such Persons with respect thereto. Any rights with respect to Loss Payments which any of the Greensteam Shareholders or the Representative may, by operation of law or otherwise, have against any of such Persons shall, effective at the time of the Closing, be deemed to be hereby expressly and knowingly waived.

          (f)      Valuation of Shares. For purposes of making a Loss Payment with respect to a Claim Notice pursuant to this Article 10, each Common Share shall be deemed to be valued at the volume weighted average price of the Common Shares based on the trades of Common Shares during the twenty (20) Trading Days immediately prior to the date of such Claim Notice (“Average Trading Price”).

          10.4      Procedure for Claims between Parties. If a claim for Losses is to be made by a Corporation Indemnified Person entitled to indemnification hereunder, the Corporation shall be the only party entitled to give notice to the Representative and shall give such notice to the Representative as soon as reasonably practicable after the Corporation becomes aware that a fact, condition or event has occurred or exists which may give rise to Losses for which indemnification by a Corporation Indemnified Person may be sought under this Article 10 (a “Claim Notice”). If a claim for Losses is to be made by a Greensteam Indemnified Person entitled to indemnification hereunder, the Representative shall be the only party entitled to give a Claim Notice to the Corporation, and shall give such Claim Notice to the Corporation as soon as reasonably practicable after the Representative becomes aware that a fact, condition or event has occurred or exists which may give rise to Losses for which indemnification by a Greensteam Indemnified Person may be sought under this Article 10. In each case, the Claim Notice shall consist of a certificate signed by an officer of the Corporation (a “Corporation Indemnification Certificate”) or a signed certificate by the Representative (a “Greensteam Indemnification Certificate”), as applicable, that shall (i) describe in reasonable detail the facts and circumstances known to the Indemnified Person that gave rise to such indemnification claim and the amount arising therefrom and provide for a demand of payment of the amount. Any delay in submitting a Notice to the Representative or the Corporation, as applicable, shall not relieve any Indemnifying Person of any liability hereunder, except to the extent that the Indemnifying Person was prejudiced by such delay; provided that the Corporation and the Representative shall only be entitled to submit a Claim Notice prior to the Indemnity Termination Date.

          10.5      Defense of Third Party Claims.

          (a)      If any lawsuit or enforcement action is filed against an Indemnified Person by any third party (each a “Third Party Claim”) for which indemnification under this Article 10 may be sought, written notice (“Third Party Notice”) thereof shall be given by the Corporation to the Representative or by the Representative to the Corporation, as applicable, as promptly as practicable, but in any event within 30 days of service. The Third Party Notice shall describe in reasonable detail the facts and circumstances known to the Indemnified Person that gave rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom. The delay of any Indemnified Person in giving a Third Party Notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Person was prejudiced by such delay.

          (b)      After receipt of such Third Party Notice, the Indemnifying Person shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such Third Party Claim, (ii) to employ and engage attorneys of its own choice (provided, that such attorneys are reasonably acceptable to the Indemnified Person) to diligently handle and defend the same, unless the named parties to such action or proceeding include both one or more Indemnifying Persons and an Indemnified Person, and the Indemnified Person has been advised in writing by counsel that there are one or more legal defenses available to such Indemnified Person that are different from or additional to those available to an applicable Indemnifying Person or there is otherwise a conflict of interest that exists or is reasonably likely to exist that would make it inappropriate, in the reasonable judgment of the Indemnified Person, for the same counsel to represent both the Indemnified Person and the Indemnifying Persons, in which event such Indemnified Person shall be entitled, at the Indemnifying Persons’ cost and expense, to separate counsel of its own choosing (provided, that such cost and expense shall be limited to one firm of attorneys, together with appropriate local counsel, for any such Third Party Claim) and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Indemnified Person, unless the Indemnified Person and its Affiliates are released in full in connection with the settlement, such consent not to be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Person shall not be entitled to assume the defense of any Third Party Claim if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Person that the Indemnified Person reasonably determines, after conferring with outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or relief for other than money damages portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Person shall be entitled to assume the defense of the portion relating to money damages. If the Indemnifying Person elects to assume the defense of a Third Party Claim, the Indemnified Person shall cooperate in all reasonable respects with the Indemnifying Person and its attorneys in the investigation, trial and defense of such Third Party Claim and any appeal arising therefrom; provided, however, that the Indemnified Person may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom and may, at its own expense, retain separate counsel of its choosing. The parties shall cooperate with each other in any notifications to insurers.

          (c)      If the Indemnifying Person fails to notify the Indemnified Person within 30 days after receipt of the Third Party Notice that the Indemnifying Person elects to defend the Indemnified Person pursuant to this Section 10.5 or if the Indemnifying Person elects to defend the Indemnified Person pursuant to this Section 10.5 but fails to diligently prosecute or settle the Third Party Claim, which failure continues for ten business days after notice to the Indemnifying Person from the Indemnified Person of such failure, then the Indemnified Person against which such claim has been asserted will have the right to undertake, and the cost and expense thereof will constitute Losses, the defense, compromise or settlement of such Third Party Claim on behalf of and for the account and risk of the Indemnifying Persons. The Indemnified Person shall have full control of such defense and proceedings; provided, however, that such claim shall not be compromised or settled without the prior written consent of the Indemnifying Person, which consent shall not be unreasonably withheld or delayed. If the Indemnified Person assumes the defense of the claim, the Indemnifying Person shall cooperate in all reasonable respects with the Indemnified Person in such defense and make available to the Indemnified Person at the Indemnifying Person’s expense, all such witnesses, records, materials and information in the Indemnifying Person’s possession or under the Indemnifying Person’s control relating thereto as are reasonably required by the Indemnified Person, and the Indemnified Person will keep the Indemnifying Person reasonably informed of the progress of any such defense, compromise or settlement.

          10.6      Resolution of Conflicts and Claims.

          If an Indemnifying Person objects in writing to any claim (or part of any claim) for indemnification made by an Indemnified Person (an “Objection Notice”), the Indemnified

Person and Indemnifying Person shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims within 30 days of the Objection Notice. If the Indemnified Person and Indemnifying Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties.

          10.7      Representative

          (a)        At the Closing, Raymond T. Pirraglia shall be constituted and appointed, without any further act of any Greensteam Shareholder, the Greensteam Indemnifying Persons’ and the Greensteam Indemnified Persons’ representative (the “Representative”) and, as such, shall serve as and have all powers as agent and attorney-in-fact for and on behalf of each Greensteam Indemnifying Person or Greensteam Indemnified Person, as the case may be: (i) to give and receive notices and communications on their behalf with respect to any matters related to this Agreement; (ii) to object to such deliveries and any claims set forth in any Corporation Indemnification Certificate; (iii) to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any claim for indemnification pursuant to this Article 10; (iv) to litigate, mediate, arbitrate, defend, enforce or take any other actions and execute any other documents that the Representative deems advisable in connection with enforcing any rights or obligations or defending any claim or action under this Agreement on behalf of the Greensteam Indemnifying Persons and the Greensteam Indemnified Persons; (v) to sign receipts, consents or other documents in connection with the Representative’s duties hereunder; and (vi) to take any and all actions necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing, in each case, without having to seek or obtain the consent of any Greensteam Shareholder. Notice or communications to or from the Representative shall constitute notice to or from the Greensteam Indemnifying Persons and the Greensteam Indemnified Persons. All actions to be taken by a Greensteam Indemnified Person or Greensteam Indemnifying Person, as the case may be, shall be taken solely by the Representative.

          (b)        No bond shall be required of the Representative. The Representative shall be reimbursed any and all expenses incurred by him in fulfilling his obligations under Section 10.7(a), including any legal and accounting fees payable to third party consultants, and the Representative shall be entitled to receive a fee of $250.00 per hour, billable on a quarterly hour basis, for time spent fulfilling his obligations under Section 10.7(a), with such expenses and fees to be paid by the Greensteam Shareholders in proportion to their respective Pro Rata Portion of the Merger Consideration, as set forth on Schedule A.(c) Without limiting the generality of the foregoing, the Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for any action or inaction in reliance in good faith upon advice of legal counsel. If the Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities hereunder, Greensteam Shareholders, acting by consent of Greensteam Shareholders having an interest in a majority of the Contingent Merger Consideration (a “Majority”) shall, as soon as practicable after such death, resignation or disability, appoint a successor to the Representative and immediately thereafter notify the Corporation of the identity of such successor. If a Majority chooses to remove the Representative for any reason, such Majority shall simultaneously appoint a successor to the

Representative and immediately thereafter notify the Corporation of the identity of such successor. Any such successor pursuant to either of the preceding two sentences shall succeed the Representative as Representative hereunder.

          (d)      A decision, act, consent or instruction of the Representative shall constitute a decision of the Greensteam Indemnifying Persons or the Greensteam Indemnified Persons, as the case may be, and shall be final, binding and conclusive upon the Greensteam Indemnifying Persons or the Greensteam Indemnified Persons, as the case may be. The Corporation, and any Corporation Indemnified Person may rely upon any decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Greensteam Indemnifying Persons or the Greensteam Indemnified Persons, as the case may be. Although the Representative shall not be obligated to obtain instructions from the Greensteam Indemnifying Persons or the Greensteam Indemnified Persons, as the case may be, prior to any decision, act, consent or instruction, if, and to the extent that, the Representative receives any written instructions from a Majority, the Representative shall comply with such instructions.

          (e)      The Representative shall not be liable to the Greensteam Shareholders for any act taken or omitted to be taken as Representative, except for the commission of actual fraud or willful misconduct. Each Greensteam Shareholder shall severally indemnify the Representative and hold the Representative harmless against any damages or expenses incurred without bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Representative.

          (f)      The power of attorney granted by the Greensteam Indemnifying Persons and the Greensteam Indemnified Persons to the Representative pursuant to this 10.7 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Greensteam Indemnifying Person or Greensteam Indemnified Person.

          (g)      The provisions of this Section 10.7 (or a reasonably detailed summary thereof) shall be distributed to the Greensteam Shareholders prior to their approval of the Merger and adoption of this Agreement by the Greensteam Shareholders shall constitute ratification of the appointment of the Representative and approval of the provisions of this Section 10.7.

          10.8      Exclusive Remedy.

          The parties agree that from and after the Closing, the indemnification rights contained in this Article 10 shall be the exclusive remedy for monetary damages for breaches of this Agreement available to the parties with respect to the subject matter of this Agreement.

          10.9      Tax Treatment.

          Indemnification payments made pursuant to this Article shall be treated for Tax purposes as adjustments to the Merger Consideration and the parties agree to file their Tax Returns accordingly.

ARTICLE XI.
MISCELLANEOUS

          11.1.      Notices.

          All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by prepaid overnight courier service or (iv) sent by telecopy or facsimile transmission, answer back requested, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(a)	If to Greensteam:

400 West 9th Street
Wilmington, Delaware 19801

with a copy to:

Boyer & Ketchand
9 Greenway Plaza, Suite 3100
Houston, TX 77046
Attention: John W. Menke

and

Raymond T. Pirraglia
74 Narrows Road South
Staten Island, New York 10305

(b)	If to the Greensteam Shareholders:

at the addresses set forth on Schedule A

(c)	If to the Corporation or Sub:

President
789 W Pender Street, Suite 1010
Vancouver, BC Canada VGC 1H2

With a copy to :

Zethina Loudon

330 Corona St.

San Antonio, TX 78209

(d)	If to the Representative:

Raymond T. Pirraglia
74 Narrows Road South
Staten Island, New York 10305

Such notices, requests, demands and other communications shall be effective (i) if delivered personally or sent by courier service, upon actual receipt by the intended recipient, (ii) if mailed, the date of delivery as shown by the return receipt therefore or (iii) if sent by telecopy or facsimile transmission, when the answer back is received.

          11.2.      Entire Agreement.

          This Agreement, together with the Schedules, Exhibits and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

          11.3.      Binding Effect; Assignment; Third Party Benefit.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

          11.4.      Severability.

          If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

          11.5.      Governing Law; Consent to Jurisdiction.

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Each of the parties submits to the jurisdiction of the courts in the State of Delaware and agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties waives any defense of inconvenient forum to maintenance of any action or proceeding so brought.

          11.6.      Descriptive Headings.

          The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

          11.7.      Disclosure.

          Each of the Schedules to this Agreement shall be deemed to include and incorporate all disclosures made on the other Schedules to this Agreement.

          11.8.      Gender.

          Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

          11.9.      References.

          All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include,” “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation.” Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement. All Schedules and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          11.10.      Counterparts.

          This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

          11.11.      Injunctive Relief.

          The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state having jurisdiction thereof, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

ARTICLE XII.
DEFINITIONS

          12.1.      Certain Defined Terms.

          As used in this Agreement, each of the following terms has the meaning given it below:

          “Affiliate” shall mean, with respect to any Person, any other entity or Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.

          “Applicable Law” shall mean any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

          “Change of Control” shall mean (i) the direct or indirect sale, lease, exchange or other transfer of all or substantially all of the assets of the Corporation to any Person or entity or group of Persons or entities acting in concert as a partnership or other group within the meaning of Rule 13d-5 under the Exchange Act (a “Group of Persons”), (ii) the merger or consolidation of the Corporation with or into another corporation, in which transaction the Corporation’s shares of capital stock outstanding immediately prior to such transaction would entitle the holders thereof immediately after such transaction to ownership of less than a majority of the equity securities of the surviving corporation or its parent, (iii) the replacement of a majority of the Board of Directors of the Corporation, over a two-year period, from the directors who constituted the Board of Directors at the beginning of such period, except to the extent any such replacement shall have been approved by the Board of Directors of the Corporation as constituted at the beginning of such period, (iv) a Person or Group of Persons (other than any of the current stockholders of the Corporation or their respective Affiliates) shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise (but specifically excluding any transaction in which the securities of the Corporation are issued solely for cash), have become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Corporation representing a majority of the combined voting power of the then outstanding securities of the Corporation ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors, or (v) the transfer, by operation of law or otherwise, of a majority of the Corporation’s direct or indirect interest in the Supply Contract to any Person other than an Affiliate of the Corporation.

          “Consulting and Right of First Refusal Agreement” means the Consulting and Right of First Refusal Agreement in the form attached hereto as Exhibit “A.”

          “Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

          “Governmental Entity” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

          “Indemnified Person” means a Greensteam Indemnified Person or a Corporation Indemnified Person, as the case may be.

          “Indemnifying Person” means a Greensteam Indemnifying Person or a Corporation Indemnifying Person, as the case may be.

          “IRS” shall mean the Internal Revenue Service.

          “Knowledge” shall mean that an individual will be deemed to have “Knowledge” of a particular fact or other matter if such Person is actually aware of such fact or other matter; or a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

          “Material Adverse Effect” shall mean with respect to any Person, property or asset any adverse change or adverse condition in or relating to the financial condition of such Person, including its subsidiaries, property or assets that is material to such Person, its subsidiaries, property or asset taken as a whole.

          “Permits” shall mean licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

          “Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

          “Reasonable Best Efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

          “Records” means all data, files or records in a Party’s control or possession pertaining to the ownership and operation of its properties.

          “Securities Act” means the Securities Act of 1933, as amended.

          “Tax” means any income, gross receipts, net worth, franchise, capital, earned surplus, taxes or similar assessments, sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, fuel, mineral or other tax imposed by or required to be withheld by any United States federal, state or local (or any foreign or provincial) Taxing Authority, including any interest, penalties or additions attributable thereto, and shall also be deemed to refer to any Tax that any party was required to withhold or collect, an remit, to the appropriate Taxing Authority (whether with respect to employees or other Persons, or otherwise).

          “Tax Return” means any return or report, including any related or supporting information, with respect to Taxes.

          “Taxing Authority” means the Internal Revenue Service and any governmental entity in other jurisdiction charged with administering, assessing or collecting Taxes.

          “Trading Day” means a day on which the Common Shares are traded on a public stock exchange.

          12.2.      Certain Additional Defined Terms.

          In addition to such terms as are defined in the opening paragraph of and the recitals to this Agreement and in Section 12.1, the following terms are used in this Agreement as defined in the Sections set forth opposite such terms:

Defined Term	Section Reference
Agreement	Introduction
Average Trading Price	10.3(f)
Certificate of Merger	1.1
Claim Notice	10.4
Closing	1.1
Closing Costs	7.5
Closing Date	1.2
Code	1.11
Commission	2.11
Common Share	1.8(a)
Contingent Merger Consideration	1.8(a)
Corporation	Introduction
Corporation Audited Financial Statements	2.6
Corporation Financial Statements	2.6
Corporation Indemnification Certificate	10.5(a)
Corporation Indemnified Person	10.1
Corporation Latest Balance Sheet	2.6

Corporation Unaudited Financial Statements	2.6
Deductible Amount	10.3(c)(ii)
Development Period	1.10
DGCL	1.1
Effective Time	1.1
Greensteam	Introduction
Greensteam Contracts	3.14
Greensteam Indemnification Certificate	10.5(a)
Greensteam Indemnified Person	10.2
Greensteam Share	1.8(a)
Greensteam Shareholders	Introduction
Indemnifiable Loss	10.8
Indemnity Payment	10.8
Indemnity Termination Date	10.3(a)
Initial Merger Consideration	1.8(a)
Kahn Project Shares	1.9(c)
LLC	3.1
Loss Payment	10.3(e)
Losses	10.1
Majority	10.7(b)
Merger	Recitals
Merger Consideration	1.8(a)
Objection Notice	10.6(a)
Reorganization Event	7.9
Representative	10.7(a)

SEC Filings	2.11
Supply Contract	1.9
Sub	Introduction
Sub Share	1.8(b)
Surviving Corporation	1.1
Termination Election	1.10
Third Party Claim	10.4
Third Party Notice	10.4
U.S. GAAP	3.8
Venture	1.9

[remainder of page intentionally blank]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the date first above written.

GREENSTEAM ACQUISITION COMPANY INC.

By:

Name:

Title:

GLOBAL GREEN SOLUTIONS INC.

By:

Name:

Title:

GREENSTEAM DEVELOPMENT INC.

By:

Name:

Title:

Raymond T. Pirraglia, as the Representative

Greensteam SHAREHOLDERS:

DK TRUE ENERGY DEVELOPMENT LTD.

David S. Kahn, Director

Raymond T. Pirraglia

Robert A. Pirraglia

RED ROCK INTERESTS, LTD.

Steven B. Erikson, President

Ake Almgren

SCHEDULE A

CURRENT OWNERSHIP OF GREENSTEAM AND DISTRIBUTION
OF MERGER CONSIDERATION

		Number of Common	Pro-Rata Portion of
		Shares to be issued as	Contingent Merger
	Number of Greensteam	Initial Merger	Consideration and
Name of Shareholder	Shares Owned	Consideration	Kahn Project Shares

DK True Energy Development Ltd.	400	60,000	40%
Akropoleos, 44-46
1st Floor, Flat/Office 101
P.C. 2012, Nicosia, Cyprus

Raymond T. Pirraglia	160	24,000	16%
74 Narrows Road South
Staten Island, New York 10305

Robert Pirraglia	40	6,000	4%
56 Stella Road
Belmont, Massachusetts 02478

Red Rock Interests, Ltd.	200	30,000	20%
802 East Friar Tuck Lane
Houston, Texas 77024

Ake Almgren	200	30,000	20%
726 Roberson Road
Sequim, Washington 98382

Total:	1,000	150,000	100.00%

Exhibit A
Consulting and Right of First Refusal Agreement

Schedule 2.2
[to be prepared by the Corporation]

Schedule 3.12

None - The LLC has the right to use and occupy the office of Ensyn Corp. at 400 West 9th Street, Wilmington, Delaware as its principal place of business through June 30, 2007 pursuant to a consulting letter agreement between Raymond T. Pirraglia and Ensyn Chemicals Inc. This right shall terminate as of the Closing Date. Neither Greensteam nor the LLC is a party to this consulting letter agreement.